                                                                    EXHIBIT 21.1

List of Subsidiaries

1.   Synoptech Solutions Group, Inc., a Nevada corporation
2.   Prime Net Corporation, a Texas corporation *

* Prime Net Corporation is a wholly owned subsidiary of Synoptech Solutions Group, Inc.